PRICING SUPPLEMENT No. T2352

(To the Underlying Supplement dated June 18, 2020,

Product Supplement No. I–C dated February 4, 2022,

Prospectus Supplement dated June 18, 2020 and

Prospectus dated June 18, 2020)

Equity Fund Linked Securities

Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-238458-02 May 31, 2022

Market Linked Securities—Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Financial Select Sector SPDR® Fund and the SPDR® S&P® Regional Banking ETF due June 3, 2025

■Linked to the lowest performing of the Financial Select Sector SPDR® Fund and the SPDR® S&P® Regional Banking ETF (each referred to as a “Fund” and collectively as the “Funds”)

■Unlike ordinary debt securities, the securities do not pay interest, do not repay a fixed amount of principal at maturity and are subject to potential automatic call upon the terms described below. Any return you receive on the securities and whether they are automatically called will depend on the fund closing price of the lowest performing Fund on the relevant call date. The lowest performing Fund on any call date is the Fund that has the lowest fund closing price on that call date as a percentage of its starting price

■Automatic Call. If the fund closing price of the lowest performing Fund on any call date including the final call date is greater than or equal to its starting price, we will automatically call the securities for the face amount plus the call premium applicable to that call date

Call Date	Call Premium	Payment per Security upon an Automatic Call
June 5, 2023	14.25% of the face amount	$1,142.50
December 4, 2023	21.375% of the face amount	$1,213.75
June 3, 2024	28.50% of the face amount	$1,285.00
December 3, 2024	35.625% of the face amount	$1,356.25
May 27, 2025 (the “final call date”)	42.75% of the face amount	$1,427.50

■Payment at Maturity. If the fund closing price of the lowest performing Fund on each call date (including the final call date) is less than its starting price, the securities will not be automatically called, and on the stated maturity date, you will receive a cash payment per security in U. S. dollars determined as follows:

▪  If the ending price of the lowest performing Fund on the final call date is greater than or equal to its threshold price, you will receive the face amount of your securities at maturity

▪  If the ending price of the lowest performing Fund on the final call date is less than its threshold price, you will receive less than the face amount and have 1-to-1 downside exposure to the decrease in the price of the lowest performing Fund from its starting price

■Potential Loss of Principal. If the securities are not automatically called, you will receive the face amount per security at maturity if, and only if, the ending price of the lowest performing Fund on the final call date is greater than or equal to its threshold price. If the ending price of the lowest performing Fund on the final call date is less than its threshold price, you will lose more than 30%, and possibly all, of the face amount of your securities

■The threshold price for each Fund is equal to 70% of its starting price

■Any positive return on the securities will be limited to the applicable call premium, even if the fund closing price of the lowest performing Fund on the applicable call date significantly exceeds its starting price. You will not participate in any appreciation of either Fund beyond the applicable fixed call premium

■If the securities are not automatically called, you will have full downside exposure to the lowest performing Fund from its starting price to its ending price if its ending price is less than its threshold price, but you will not participate in any appreciation of either Fund beyond the applicable fixed call premium and will not receive any dividends on shares of the Funds

■Your return on the securities will depend solely on the performance of the Fund that is the lowest performing Fund on each call date. You will not benefit in any way from the performance of the better performing Fund. Therefore, you will be adversely affected if either Fund performs poorly, even if the other Fund performs favorably.

■All payments on the securities are subject to the credit risk of Credit Suisse; if Credit Suisse defaults on its obligations, you could lose some or all of your investment

■No exchange listing; you should be willing and able to hold your securities to maturity

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” beginning on page PRS-10 of this pricing supplement and “Risk Factors” beginning on page PS-3 of the accompanying product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, any product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Original Offering Price	Agent Discount(1)(2)	Proceeds to Issuer
Per Security	$1,000.00	$24.25	$975.75
Total	$759,000	$18,405.75	$740,594.25

(1)	Wells Fargo Securities, LLC (“WFS”) is the agent for the distribution of the securities. WFS will receive an agent discount of $24.25 per security. The agent may resell the securities to other securities dealers at the original offering price less a concession of $17.50 per security. Such securities dealers may include those using the trade name Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC). In addition to the selling concession allowed to WFA, the agent will pay $0.75 per security of the agent discount to WFA as a distribution expense fee for each security sold by WFA. See “Supplemental Plan of Distribution” in this pricing supplement for further information.

(2)	Credit Suisse will pay a fee of $1.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

Credit Suisse AG (“Credit Suisse”) currently estimates the value of each $1,000 face amount of the securities on the pricing date is $975.60 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the securities (our “internal funding rate”)). See “Selected Risk Considerations” in this pricing supplement.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Wells Fargo Securities

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the Lowest Performing of the Financial Select Sector SPDR® Fund and the SPDR® S&P® Regional Banking ETF due June 3, 2025

Additional Information about the Issuer and the Securities

You should read this pricing supplement together with the underlying supplement dated June 18, 2020, the product supplement dated February 4, 2022, the prospectus supplement dated June 18, 2020 and the prospectus dated June 18, 2020, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying Supplement dated June 18, 2020:

https://www.sec.gov/Archives/edgar/data/1053092/000095010320011950/dp130454_424b2-eus.htm

•	Product Supplement No. I–C dated February 4, 2022:

https://www.sec.gov/Archives/edgar/data/1053092/000095010322002048/dp166585_424b2-ic.htm

•	Prospectus Supplement and Prospectus dated June 18, 2020:

https://www.sec.gov/Archives/edgar/data/1053092/000110465920074474/tm2019510-8_424b2.htm

In the event the terms of the securities described in this pricing supplement differ from, or are inconsistent with, the terms described in the underlying supplement, any accompanying product supplement, the prospectus supplement or prospectus, the terms described in this pricing supplement will control.

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the securities and the owner of any beneficial interest in the securities, amend the securities to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in any accompanying product supplement, “Foreign Currency Risks” in the accompanying prospectus, and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

PRS-2

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the Lowest Performing of the Financial Select Sector SPDR® Fund and the SPDR® S&P® Regional Banking ETF due June 3, 2025

Investor Considerations

We have designed the securities for investors who:

■	believe that the fund closing price of the lowest performing Fund will be greater than or equal to its starting price on one of the call dates;

■	seek the potential for a fixed return if the lowest performing Fund has appreciated at all as of any of the call dates in lieu of full participation in any potential appreciation of either Fund;

■	understand that if the fund closing price of the lowest performing Fund is less than its starting price on each of the call dates (including the final call date), they will not receive any positive return on their investment in the securities;

■	understand that if the ending price of the lowest performing Fund on the final call date is less than its threshold price, they will be fully exposed to the decline in the lowest performing Fund from its starting price to its ending price and will lose more than 30%, and possibly all, of the face amount per security at maturity;

■	understand that the term of the securities may be as short as approximately one year and that they will not receive a higher call premium payable with respect to a later call date if the securities are called on an earlier call date;

■	understand that the return on the securities will depend solely on performance of the lowest performing Fund on each call date and that they will not benefit in any way from the performance of the better performing Fund;

■	understand that the securities are riskier than alternative investments linked to only one of the Funds or linked to a basket composed of the Funds;

■	understand and are willing to accept the full downside risks of each Fund;

■	are willing to forgo participation in any appreciation of any Fund and dividends on shares of the Funds; and

■	are willing to hold the securities to maturity.

The securities are not designed for, and may not be an appropriate investment for, investors who:

■	seek a liquid investment or are unable or unwilling to hold the securities to maturity;

■	seek an investment that produces periodic interest or coupon payments or other sources of current income;

■	require full payment of the face amount of the securities at maturity;

■	believe that the fund closing price of the lowest performing Fund will be less than its starting price on each of the call dates;

■	seek a security with a fixed term;

■	are unwilling to accept the risk that, if the fund closing price of the lowest performing Fund is less than its starting price on each of the call dates (including the final call date), they will not receive any positive return on their investment in the securities;

■	seek full return of the face amount of the securities at maturity;

■	are unwilling to accept the risk that the ending price of the lowest performing Fund on the final call date may be less than its threshold price;

■	are unwilling to purchase securities with an estimated value as of the pricing date that is lower than the original offering price, as set forth on the cover page;

■	seek current income;

■	seek exposure to the upside performance of any or each Fund beyond the applicable call premiums;

■	seek exposure to a basket composed of each Fund or a similar investment in which the overall return is based on a blend of the performances of the Funds, rather than solely on the lowest performing Fund;

■	are unwilling to accept the risk of exposure to equity markets, including the small capitalization segment of the United States equity market and the large- and mid- capitalization segments of developed equity markets, excluding the United States and Canada;

■	seek an investment that entitles you to dividends on shares of the Funds;

■	are unwilling to accept the credit risk of Credit Suisse; or

■	prefer the lower risk of conventional fixed income investments with comparable maturities issued by companies with comparable credit ratings.

PRS-3

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the Lowest Performing of the Financial Select Sector SPDR® Fund and the SPDR® S&P® Regional Banking ETF due June 3, 2025

Terms of the Securities

Funds:	The Financial Select Sector SPDR® Fund and the SPDR® S&P® Regional Banking ETF (each referred to as a “Fund,” and collectively as the “Funds”)
Pricing Date:	May 31, 2022
Issue Date:	June 3, 2022
Face Amount and Original Offering Price:	$1,000 per security. References in this pricing supplement to a “security” are to a security with a face amount of $1,000.
Automatic Call:

If the fund closing price of the lowest performing Fund on any call date (including the final call date) is greater than or equal to its starting price, the securities will be automatically called, and on the related call settlement date you will receive a cash payment per security in U.S. dollars equal to the face amount per security plus the call premium applicable to the relevant call date. The last call date is the final call date, and payment upon an automatic call on the final call date, if applicable, will be made at maturity.

Any positive return on the securities will be limited to the applicable call premium, even if the fund closing price of the lowest performing Fund on the applicable call date significantly exceeds its starting price. You will not participate in any appreciation of either Fund beyond the applicable call premium.

If the securities are automatically called, they will cease to be outstanding on the related call settlement date and you will have no further rights under the securities after such call settlement date. You will not receive any notice from us if the securities are automatically called.

Call Dates and Call Premiums:	Call Date	Call Premium	Payment per Security upon an Automatic Call
	June 5, 2023	14.25% of the face amount	$1,142.50
	December 4, 2023	21.375% of the face amount	$1,213.75
	June 3, 2024	28.50% of the face amount	$1,285.00
	December 3, 2024	35.625% of the face amount	$1,356.25
	May 27, 2025	42.75% of the face amount	$1,427.50

Call Dates and Call Premiums:

We refer to May 27, 2025 as the “final call date.”

Each call date may be postponed pursuant to “Postponement of a Call Date” below, if applicable.

To the extent that we make any change to the expected issue date, the call dates may also be changed in our discretion to ensure that the term of the securities remains the same.

Call Settlement Date:	Five business days after the applicable call date; provided that the call settlement date for the final call date is the stated maturity date, subject to postponement as set forth in “Postponement of Call Date” below, if applicable. If a call date is postponed with respect to one or more Funds, the related call settlement date will be three business days after the last call date as postponed.
Stated Maturity Date:

June 3, 2025. If the final call date is postponed for either Fund, the stated maturity date will be the later of (i) June 3, 2025 and (ii) three business days after such final call date as postponed. See “—Postponement of a Call Date” below. To the extent that we make any change to the expected issue date, the stated maturity date may also be changed in our discretion to ensure that the term of the securities remains the same. If the stated maturity date is not a business day, the payment to be made at maturity will be made on the next succeeding business day with the same force and effect as if it had been made on the stated maturity date. The securities are not subject to repayment at the option of any holder of the securities prior to maturity.

PRS-4

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the Lowest Performing of the Financial Select Sector SPDR® Fund and the SPDR® S&P® Regional Banking ETF due June 3, 2025

Payment at Maturity:

If the fund closing price of the lowest performing Fund on each call date (including the final call date) is less than its starting price, the securities will not be automatically called, and on the stated maturity date, you will receive a cash payment per security in U. S. dollars determined as follows:

•    if the ending price of the lowest performing Fund on the final call date is greater than or equal to its threshold price: $1,000; or

•    if the ending price of the lowest performing Fund on the final call date is less than its threshold price:

$1,000 × performance factor of the lowest performing Fund on the final call date

If the securities are not automatically called and the ending price of the lowest performing Fund is less than its threshold price, you will lose more than 30%, and possibly all, of the face amount of your securities at maturity.

All calculations with respect to any payments on the securities (whether upon automatic call or at maturity) will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., 0.000005 would be rounded to 0.00001); and such payment will be rounded to the nearest cent, with one-half cent rounded upward.

All payments on the securities are subject to the credit risk of Credit Suisse; if Credit Suisse defaults on its obligations, you could lose some or all of your investment.

Lowest Performing Fund:	On any call date, the “lowest performing Fund” will be the Fund with the lowest performance factor on that call date (as such call date may be postponed for one or more Funds pursuant to “—Postponement of a Call Date” below, if applicable).
Performance Factor:	With respect to a Fund on any call date, its fund closing price on such call date divided by its starting price (expressed as a percentage).
Fund Closing Price:	The “fund closing price” with respect to the Fund on any trading day means the product of (i) the closing price of one share of such Fund (or one unit of any other security for which a fund closing price must be determined) on such trading day and (ii) the adjustment factor applicable to such Fund on such trading day.
Closing Price:	The “closing price” for one share of the Fund (or one unit of any other security for which a closing price must be determined) on any trading day means the official closing price on such day published by the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, on which such Fund (or any such other security) is listed or admitted to trading.
Adjustment Factor:	The “adjustment factor” means, with respect to a share of such Fund (or one unit of any other security for which a fund closing price must be determined), 1.0, subject to adjustment in the event of certain events affecting the shares of the Fund. See “Additional Terms of the Securities—Anti-dilution Adjustments Relating to the Fund; Alternate Calculation” below.
Starting Price:

With respect to the Financial Select Sector SPDR® Fund: $35.47, which is its fund closing price on the pricing date.

With respect to the SPDR® S&P® Regional Banking ETF: $64.27, which is its fund closing price on the pricing date.

Ending Price:	The “ending price” of a Fund will be its fund closing price on the final call date.
Threshold Price:

With respect to the Financial Select Sector SPDR® Fund: $24.829, which is equal to 70% of its starting price.

With respect to the SPDR® S&P® Regional Banking ETF: $44.989, which is equal to 70% of its starting price.

Postponement of a Call Date:	If any call date is not a trading day with respect to either Fund, such call date for each Fund will be postponed to the next succeeding day that is a trading day with respect to each Fund. A call date is also subject to postponement if a Market Disruption Event has occurred or is continuing, as set forth in “Additional Terms of the Securities—Market Disruption Events.”
Calculation Agent:	Credit Suisse International

PRS-5

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the Lowest Performing of the Financial Select Sector SPDR® Fund and the SPDR® S&P® Regional Banking ETF due June 3, 2025

No Listing:	The securities will not be listed on any securities exchange or automated quotation system.
Material Tax Consequences:	For a discussion of the material U.S. federal income and certain estate tax consequences of the ownership and disposition of the securities, see “United States Federal Tax Considerations” herein.
Supplemental Plan of Distribution:

Under the terms of the distributor accession confirmation with WFS dated as of August 1, 2016, WFS will act as agent for the securities and will receive an agent discount of $24.25 per security. The agent may resell the securities to other securities dealers at the original offering price of the securities less a concession of $17.50 per security. Such securities dealers may include WFA (the trade name of the retail brokerage business of WFS affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC). WFS will pay $0.75 per security of the agent’s discount to WFA as a distribution expense fee for each security sold by WFA.

In addition, Credit Suisse will pay a fee of $1.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

We expect to deliver the securities against payment for the securities on the issue date indicated herein, which may be a date that is greater than two business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the settlement date is more than two business days after the pricing date, purchasers who wish to transact in the securities more than two business days prior to the issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Prohibition of Sales to European Economic Area Retail Investors

Any securities which are the subject of the offering contemplated by this pricing supplement and the accompanying underlying supplement, product supplement, prospectus supplement and prospectus may not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For the purposes of this provision:

(a)         the expression “retail investor” means a person who is one (or more) of the following:

(i)       a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)      a customer within the meaning of Directive (EU) 2016/97 (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)     not a qualified investor as defined in Regulation (3)(e) (EU) 2017/1129 (as amended, the “Prospectus Regulation”); and

(b)         the expression an “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities.

Consequently no key information document required by Regulation (EU) No 1286/2014 (the “PRIIPs Regulation”) for offering or selling the securities or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the securities or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Prohibition of Sales to United Kingdom Retail Investors

Any securities which are the subject of the offering contemplated by this pricing supplement and the accompanying underlying supplement, product supplement, prospectus supplement and prospectus may not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For the purposes of this provision:

(a)         the expression “retail investor” means a person who is one (or more) of the following:

PRS-6

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the Lowest Performing of the Financial Select Sector SPDR® Fund and the SPDR® S&P® Regional Banking ETF due June 3, 2025

(i)      a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of United Kingdom domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”) and the regulations made under the EUWA; or

(ii)      a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended) (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of United Kingdom domestic law by virtue of the EUWA and the regulations made under the EUWA; or

(iii)     not a qualified investor as defined in Regulation (3)(e) of the Prospectus Regulation; and

   (b)       the expression an  “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities.

Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling any securities or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling any securities or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation.

Denominations:	$1,000 and any integral multiple of $1,000.
Events of Default:

With respect to these securities, the first bullet of the first sentence of “Description of Debt Securities—Events of Default” in the accompanying prospectus is amended to read in its entirety as follows:

•      a default in payment of the principal or any premium on any debt security of that series when due, and such default continues for 30 days;

CUSIP:	22553PUJ6

PRS-7

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the Lowest Performing of the Financial Select Sector SPDR® Fund and the SPDR® S&P® Regional Banking ETF due June 3, 2025

Supplemental Terms of the Securities

For purposes of the securities offered by this pricing supplement, all references to each of the following terms used in the accompanying product supplement will be deemed to refer to the corresponding term used in this pricing supplement, as set forth in the table below:

Product Supplement Term	Pricing Supplement Term
Underlying	Fund
Trade date	Pricing date
Principal amount	Face amount
Valuation date	Final call date
Maturity date	Stated maturity date
Early redemption	Automatic call
Observation date	Call date
Early redemption date	Call settlement date
Lowest performing underlying	Lowest performing Fund
Initial level	Starting price
Final level	Ending price
Knock-in level	Threshold price
Closing level	Fund closing price
Share adjustment factor	Adjustment factor

PRS-8

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the Lowest Performing of the Financial Select Sector SPDR® Fund and the SPDR® S&P® Regional Banking ETF due June 3, 2025

Determining Timing and Payment on the Securities

The below payout graph shows how the payment per security is calculated:

Is the closing value of the lowest performing Market Measure greater than or equal to its starting value on a call date prior to the final call date?
Yes
The securities will be automatically called and you will receive an amount equal to the original offering price plus the applicable call premium per security on the related call settlement date
No
Is the closing value of the lowest performing Market Measure greater than or equal to its starting value on the final call date?
Yes
The securities will be automatically called and you will receive an amount equal to the original offering price plus the applicable call premium per security on the related call settlement date
No
Is the ending value of the lowest performing Market Measure equal to or greater than its threshold value?
Yes
You will receive the original offering price of $1,000 per security on the stated maturity date
No
You will receive per security:
$1,000 × performance factor of the lowest performing Market Measure on the final call date
If the ending value of the lowest performing Market Measure is less than its threshold value, you will lose more than 30%, and possibly all, of the original offering price of your securities.

PRS-9

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the Lowest Performing of the Financial Select Sector SPDR® Fund and the SPDR® S&P® Regional Banking ETF due June 3, 2025

Selected Risk Considerations

The securities have complex features and investing in the securities will involve risks not associated with an investment in conventional debt securities. You should carefully consider the risk factors set forth below as well as the other information contained in this pricing supplement and any accompanying product supplement, the prospectus supplement and prospectus, including the documents they incorporate by reference. An investment in the securities involves significant risks. This section describes material risks relating to an investment in the securities.

Risks Relating to the Securities Generally

If The Securities Are Not Automatically Called, You May Lose Some Or All Of The Face Amount Of Your Securities At Maturity.

If the securities are not automatically called, you may receive less at maturity than you originally invested in the securities, or you may receive nothing. If the ending price of the lowest performing Fund on the final call date is less than its threshold price, you will be fully exposed to any depreciation in the lowest performing Fund. In this case, the payment at maturity you will be entitled to receive will be less than the face amount of your securities, and you could lose your entire investment. It is not possible to predict whether the ending price of the lowest performing Fund on the final call date will be less than its threshold price and, in such case, by how much the price of the lowest performing Fund has decreased from its starting price to its ending price. Any payment on the securities is subject to our ability to pay our obligations as they become due.

Regardless Of The Amount Of Any Payment You Receive On The Securities, Your Actual Yield May Be Different In Real Value Terms.

Inflation may cause the real value of any payment you receive on the securities to be less at maturity than it is at the time you invest. An investment in the securities also represents a forgone opportunity to invest in an alternative asset that generates a higher real return. You should carefully consider whether an investment that may result in a return that is lower than the return on alternative investments is appropriate for you.

No Periodic Interest Will Be Paid On The Securities.

We will not pay interest on the securities. Assuming the securities are not automatically called, you may receive less at maturity than you could have earned on ordinary interest bearing debt securities with similar maturities, including other of our debt securities, since the payment at maturity will be based on the appreciation or depreciation of the lowest performing Fund.

The Potential Return On The Securities Is Limited To The Call Premium.

If the securities are automatically called, the appreciation potential of the securities will be limited to the call premium applicable to the relevant call date, regardless of any appreciation in the lowest performing Fund, which may be significant. The lowest performing Fund may appreciate by significantly more than the percentage represented by the applicable call premium, in which case an investment in the securities will underperform a hypothetical alternative investment providing a 1-to-1 return based on the fund closing price of the lowest performing Fund. Furthermore, if the securities are called on an earlier call date, you will receive a lower call premium than if the securities were called on a later call date, and accordingly, if the securities are called on an earlier call date, you will not receive the highest potential call premium.

The Securities Are Subject To The Full Risks Of Each Fund And Will Be Negatively Affected If Either Fund Performs Poorly, Even If The Other Fund Performs Favorably.

You are subject to the full risks of each Fund. If either Fund performs poorly, you will be negatively affected, even if the other Fund performs favorably. The securities are not linked to a basket composed of the Funds, where the better performance of one Fund could offset the poor performance of the other. Instead, you are subject to the full risks of whichever Fund is the lowest performing Fund on each call date. For example, if one Fund appreciates from its starting price to its ending price, but the ending price of the lowest performing Fund on the final call date is less than its threshold price, you will be exposed to the depreciation of the lowest performing Fund and you will not benefit from the performance of any other Fund. As a result, the securities are riskier than an alternative investment linked to only one of the Funds or linked to a basket composed of each Fund. Each additional Fund to which the securities are linked increases the risk that the securities will perform poorly. You should not invest in the securities unless you understand and are willing to accept the full downside risks of each Fund.

It is impossible to predict the relationship between the Funds. If the performances of the Funds exhibit no correlation to each other, it is more likely that one of the Funds will cause the securities to perform poorly. However, if the performances of the equity securities included in each Fund are related such that the performances of the Funds are correlated, then there is less likelihood that only one Fund will cause the securities to perform poorly. Furthermore, to the extent that each Fund represents a different market segment or market sector, the risk of one Fund performing poorly is greater. As a result, you are not only taking market risk on each Fund, you are also taking a risk relating to the relationship among the Funds.

PRS-10

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the Lowest Performing of the Financial Select Sector SPDR® Fund and the SPDR® S&P® Regional Banking ETF due June 3, 2025

Selected Risk Considerations

Your Return On The Securities Will Depend Solely On The Performance Of The Fund That Is The Lowest Performing Fund On Each Call Date, And You Will Not Benefit In Any Way From The Performance Of The Better Performing Fund.

Your return on the securities will depend solely on the performance of the fund that is the lowest performing Fund on each call date. Although it is necessary for each Fund to close above its respective starting price on the relevant call date in order for you to receive the call premium applicable to the relevant call date or above its respective threshold price on the final call date for you to be repaid the face amount of your securities at maturity, you will not benefit in any way from the performance of the better performing Fund. The securities may underperform an alternative investment linked to a basket composed of the Funds, since in such case the performance of the better performing Fund would be blended with the performance of the lowest performing Fund, resulting in a better return than the return of the lowest performing Fund alone.

More Favorable Terms Are Generally Associated With Greater Expected Volatility, And Can Indicate A Greater Risk Of Loss.

“Volatility” refers to the frequency and magnitude of changes in the value of a Fund. The greater the expected volatility with respect to a Fund on the pricing date, the higher the expectation as of the pricing date that the fund closing price of such Fund could be less than its starting price on any call date or its threshold price on the final call date, indicating a higher expected risk of loss on the securities. This greater expected risk will generally be reflected in higher call premiums than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as lower threshold prices) than for similar securities linked to the performance of a Fund with a lower expected volatility as of the pricing date. You should therefore understand that relatively higher call premiums may indicate an increased risk of loss. Further, relatively lower threshold prices may not necessarily indicate that you will receive the call premium applicable to the relevant call date or that the securities have a greater likelihood of a return of principal at maturity. The volatility of a Fund can change significantly over the term of the securities. The prices of the Funds for your securities could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Funds and the potential to lose a significant portion, and possibly all, of the face amount per security at maturity.

The Securities Are Subject To A Potential Automatic Call, Which Exposes You To Reinvestment Risk.

The securities are subject to a potential automatic call. If the securities are automatically called prior to maturity, you may be unable to invest in other securities with a similar level of risk that provide you with the opportunity to be paid the same call premiums as the securities.

A Call Settlement Date And Stated Maturity Date May Be Postponed If A Call Date Is Postponed.

A call date (including the final call date) will be postponed if the applicable originally scheduled call date is not a trading day. In addition, a call date (including the final call date) will be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on that call date. If such a postponement occurs with respect to a call date other than the final call date, then the related call settlement date, as applicable, will be postponed. If such a postponement occurs with respect to the final call date, the stated maturity date will be the later of (i) the initial stated maturity date and (ii) three business days after such final call date as postponed.

Postponement Of Certain Dates May Adversely Affect Your Return.

If the calculation agent determines that a market disruption event has occurred or that any call date is not a trading day, it is possible that one or more call dates and the stated maturity date will be postponed, and your return could be adversely affected. No payment will be payable as a result of such postponement. For additional information, see “Additional Terms of the Securities—Postponement of a Call Date” and “Terms of the Securities—Postponement of a Call Date” herein.

The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.

There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts that are treated as “open transactions.” If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities, including the timing and character of income recognized by U.S. investors and the withholding tax consequences to non-U.S. investors, might be materially and adversely affected. Even if the treatment of the securities described herein is respected, there is a risk that a security will be treated as a “constructive ownership transaction,” with potentially adverse consequences described below under “United States Federal Tax Considerations.” Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

Risks Relating to the Funds

PRS-11

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the Lowest Performing of the Financial Select Sector SPDR® Fund and the SPDR® S&P® Regional Banking ETF due June 3, 2025

Selected Risk Considerations

Historical Performance Of Either Fund Is Not Indicative Of Future Performance.

The future performance of either Fund cannot be predicted based on its historical performance. We cannot guarantee that the fund closing price or ending price of either Fund will be at a value that would result in a positive return on your overall investment in the securities.

We Cannot Control The Actions Of Any Issuers Whose Equity Securities Are Included In Or Held By The Funds.

We cannot control the actions of any issuers of the equity securities included in or held by the Funds. Actions by such issuers may have an adverse effect on the prices of the Funds and, consequently, on the value of the securities.

There Are Risks Associated With The Funds.

Although shares of the Funds are listed for trading on a national securities exchange and a number of similar products have been traded on various national securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Funds or that there will be liquidity in the trading market. Each Fund is subject to management risk, which is the risk that a Fund’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. Pursuant to each Fund’s investment strategy or otherwise, its investment advisor may add, delete or substitute the assets held by such Fund. Any of these actions could adversely affect the price of the shares of each Fund and consequently the value of the securities. For additional information on the Funds, see “The Financial Select Sector SPDR® Fund” and “SPDR® S&P® Regional Banking ETF” herein.

Under continuous listing standards adopted by the NYSE Arca, each Fund will be required to confirm on an ongoing basis that the securities included in its tracked index satisfy the applicable listing requirements. In the event that a tracked index does not comply with the applicable listing requirements, such Fund would be required to rectify such non-compliance by requesting that such tracked index sponsor modify such tracked index, transitioning to a new tracked index or obtaining relief from the SEC. There can be no assurance that such tracked index sponsor would modify such tracked index or that relief would be obtained from the SEC and, therefore, non-compliance with the continuous listing standards may result in such Fund being delisted by the NYSE Arca.

The Performance And Market Value Of Each Fund, Particularly During Periods Of Market Volatility, May Not Correlate To The Performance Of Its Tracked Index.

Each Fund will generally invest in all of the equity securities included in the index tracked by such Fund (each such index, a “tracked index”), but may not fully replicate such tracked index. There may be instances where a Fund’s investment advisor may choose to overweight another stock in such Fund’s tracked index, purchase securities not included in such Fund’s tracked index that such investment advisor believes are appropriate to substitute for a security included in such tracked index or utilize various combinations of other available investment techniques. In addition, the performance of each Fund will reflect additional transaction costs and fees that are not included in the calculation of such Fund’s tracked index. Finally, because the shares of each Fund are traded on a national securities exchange and are subject to market supply and investor demand, the market value of one share of each Fund may differ from the net asset value per share of such Fund.

During periods of market volatility, securities held by each Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of such Fund and the liquidity of such Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in each Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of each Fund. As a result, under these circumstances, the market value of shares of each Fund may vary substantially from the net asset value per share of such Fund. For all the foregoing reasons, the performance of each Fund may not correlate with the performance of its tracked index. For additional information on the Funds, see “The Financial Select Sector SPDR® Fund” and “SPDR® S&P® Regional Banking ETF” herein.

The Stocks Included In Each Fund Are Concentrated In One Particular Sector.

All of the stocks included in each Fund are issued by companies in a single sector. As a result, the stocks that will determine the performance of each Fund are concentrated in a single sector. Although an investment in the securities will not give holders any ownership or other direct interests in the stocks held by the Funds, the return on an investment in the securities will be subject to certain risks associated with a direct equity investment in companies in a single sector. Accordingly, by investing in the securities, you will not benefit from the diversification which could result from an investment linked to companies that operate in a broader range of sectors.

Historical Performance Of Any Fund Is Not Indicative Of Its Future Performance.

The future performance of any Fund cannot be predicted based on its historical performance. We cannot guarantee that the fund closing price or ending price of any Fund will be at a price that would result in a positive return on your overall investment in the securities.

PRS-12

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the Lowest Performing of the Financial Select Sector SPDR® Fund and the SPDR® S&P® Regional Banking ETF due June 3, 2025

Selected Risk Considerations

We Cannot Control The Actions Of Any Issuers Whose Equity Securities Are Included In Or Held By Any Fund.

We cannot control the actions of any issuers of the equity securities included in or held by any Fund. Actions by such issuers may have an adverse effect on the price of the relevant Fund and, consequently, on the value of the securities.

No Ownership Rights Relating To The Funds.

Your return on the securities will not reflect the return you would realize if you actually owned shares of the Funds or the assets that comprise the Funds. The return on your investment is not the same as the total return you would receive based on the purchase of shares of the Funds or the assets that comprise the Funds.

No Dividend Payments Or Voting Rights.

As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to shares of the Funds or the assets that comprise the Funds.

Anti-Dilution Protection Is Limited.

The calculation agent will make anti-dilution adjustments for certain events affecting the Funds. However, an adjustment will not be required in response to all events that could affect the Funds. If an event occurs that does not require the calculation agent to make an adjustment, or if an adjustment is made but such adjustment does not fully reflect the economics of such event, the value of the securities may be materially and adversely affected. See “Additional Terms of the Securities—Anti-dilution Adjustments Relating to the Funds; Alternate Calculation” herein.

Government Regulatory Action, Including Legislative Acts And Executive Orders, Could Result In Material Changes To The Funds And Could Negatively Affect Your Return On The Securities.

Government regulatory action, including legislative acts and executive orders, could materially affect the Funds. For example, in response to recent executive orders, stocks of companies that are determined to be linked to the People’s Republic of China military, intelligence and security apparatus may be delisted from a U.S. exchange, removed as a component in indices or exchange traded funds, or transactions in, or holdings of, securities with exposure to such stocks may otherwise become prohibited under U.S. law. If government regulatory action results in such consequences, there may be a material and negative effect on the securities.

Risks Relating to the Issuer

The Securities Are Subject To The Credit Risk Of Credit Suisse.

Investors are dependent on our ability to pay all amounts due on the securities and, therefore, if we were to default on our obligations, you may not receive any amounts owed to you under the securities. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

Credit Suisse Is Subject To Swiss Regulation.

As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (FINMA) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the securities and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the securities.

Risks Relating to Conflicts of Interest

Hedging And Trading Activity Could Adversely Affect Our Payment To You At Maturity.

Credit Suisse (or any of its affiliates) or WFS (or any of its affiliates) may carry out hedging activities related to the securities, including in the Funds or instruments related to the Funds. Credit Suisse (or any of its affiliates) or WFS (or any of its affiliates) may also trade in the Funds or instruments related to the Funds from time to time. Any of these hedging or trading activities on or prior to the pricing date and during the term of the securities could adversely affect our payment to you at maturity.

Our Economic Interests Are Potentially Adverse To Your Interests.

We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent for the offering of the securities, hedging our obligations under the securities and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the securities. Further,

PRS-13

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the Lowest Performing of the Financial Select Sector SPDR® Fund and the SPDR® S&P® Regional Banking ETF due June 3, 2025

Selected Risk Considerations

hedging activities may adversely affect any payment on or the value of the securities. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the securities, which creates an additional incentive to sell the securities to you.

Risks Relating to the Estimated Value and Secondary Market Prices of the Securities

Unpredictable Economic And Market Factors Will Affect The Value Of The Securities.

The payout on the securities can be replicated using a combination of the components described in “The Estimated Value Of The Securities On The Pricing Date Is Less Than The Original Offering Price.” Therefore, in addition to the fund closing prices of any Fund, the terms of the securities at issuance and the value of the securities prior to maturity may be influenced by factors that impact the value of fixed income securities and options in general such as:

o	the expected and actual volatility of the Funds;

o	the expected and actual correlation, if any, between the Funds;

o	the time to maturity of the securities;

o	the dividend rate on the equity securities included in the Funds;

o	interest and yield rates in the market generally;

o	investors’ expectations with respect to the rate of inflation;

o	events affecting companies engaged in the respective industries tracked by the Funds;

o	geopolitical conditions and economic, financial, political, regulatory, judicial or other events that affect the components included in the Funds or markets generally and which may affect the prices of the Funds; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

The Estimated Value Of The Securities On The Pricing Date Is Less Than The Original Offering Price.

The initial estimated value of your securities on the pricing date (as determined by reference to our pricing models and our internal funding rate) is less than the original offering price. The original offering price of the securities includes any discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the securities and the cost of hedging our risks as issuer of the securities through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the securities. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the securities (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the pricing date, we value the components of the securities in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using proprietary pricing models dependent on inputs such as volatility, correlation, dividend rates, interest rates and other factors, including assumptions about future market events and/or environments. These inputs may be market-observable or may be based on assumptions made by us in our discretionary judgment. As such, the payout on the securities can be replicated using a combination of these components and the value of these components, as determined by us using our pricing models, will impact the terms of the securities at issuance. Our option valuation models are proprietary. Our pricing models take into account factors such as interest rates, volatility and time to maturity of the securities, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar securities of other issuers.

If On The Pricing Date The Internal Funding Rate We Use In Structuring Notes Such As These Securities Is Lower Than The Interest Rate That Is Reflected In The Yield On Our Conventional Debt Securities Of Similar Maturity In The Secondary Market (Our “Secondary Market Credit Spreads”), We Expect That The Economic Terms Of The Securities Will Generally Be Less Favorable To You Than They Would Have Been If Our Secondary Market Credit Spread Had Been Used In Structuring The Securities.

The internal funding rate we use in structuring securities such as these securities is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”). If on the pricing date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the

PRS-14

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the Lowest Performing of the Financial Select Sector SPDR® Fund and the SPDR® S&P® Regional Banking ETF due June 3, 2025

Selected Risk Considerations

securities will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the securities. We will also use our internal funding rate to determine the price of the securities if we post a bid to repurchase your securities in secondary market transactions. See “The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which Credit Suisse Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market” below.

The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which Credit Suisse Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

If Credit Suisse (or any of its affiliates) or WFS (or any of its affiliates) bid for your securities in secondary market transactions, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the original offering price and the estimated value of the securities on the pricing date. Neither Credit Suisse (or any of its affiliates) nor WFS (or any of its affiliates) is obligated to make a secondary market. The estimated value of the securities on the cover of this pricing supplement does not represent a minimum price at which Credit Suisse or WFS would be willing to buy the securities in the secondary market (if any exists) at any time. The secondary market price of your securities at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models, the related inputs and other factors, including our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and deterioration or improvement in our creditworthiness. In circumstances where our internal funding rate is higher than our secondary market credit spreads, our secondary market bid for your securities could be less favorable than what other dealers might bid because, assuming all else equal, we use the higher internal funding rate to price the securities and other dealers might use the lower secondary market credit spread to price them. Furthermore, assuming no change in market conditions from the pricing date, the secondary market price of your securities will be lower than the original offering price because it will not include any discounts or commissions and hedging and other transaction costs. If you sell your securities to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your securities may be lower than the price at which we may repurchase the securities from such dealer.

Credit Suisse (or any of its affiliates) or WFS (or any of its affiliates) may initially post a bid to repurchase the securities from you at a price that will exceed the then-current estimated value of the securities. That higher price reflects our projected profit and costs, which may include discounts and commissions that were included in the original offering price, and that higher price may also be initially used for account statements or otherwise. Credit Suisse (or any of its affiliates) or WFS (or any of its affiliates) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately three months.

The securities are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your securities to maturity.

The Securities Will Not Be Listed On Any Securities Exchange And A Trading Market For The Securities May Not Develop.

The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

PRS-15

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the Lowest Performing of the Financial Select Sector SPDR® Fund and the SPDR® S&P® Regional Banking ETF due June 3, 2025

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the pricing date and during the term of the securities (including on any call date) could adversely affect the prices of the Funds and, as a result, could decrease the amount you may receive on the securities at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in the accompanying product supplement.

PRS-16

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the Lowest Performing of the Financial Select Sector SPDR® Fund and the SPDR® S&P® Regional Banking ETF due June 3, 2025

Hypothetical Returns

If the securities are automatically called:

Assuming that the securities are automatically called, the following table illustrates, for each hypothetical call date on which the securities are automatically called:

•	the hypothetical payment per security on the related call settlement date, assuming that the call premiums are equal to the hypothetical call premiums set forth below; and

•	the hypothetical rate of return

Hypothetical call date on which securities are automatically called	Hypothetical payment per security on related call settlement date	Hypothetical rate of return
1st call date	$1,135.00	13.50%
2nd call date	$1,202.50	20.25%
3rd call date	$1,270.00	27.00%
4th call date	$1,337.50	33.75%
5th call date	$1,405.00	40.50%

If the securities are not automatically called:

Assuming that the securities are not automatically called, the following table illustrates, for a range of hypothetical performance factors of the lowest performing Fund on the final call date, the hypothetical payment at maturity per security and the hypothetical rate of return.

The performance factor of the lowest performing Fund on the final call date is its ending price expressed as a percentage of its starting price (i.e., its ending price divided by its starting price).

Hypothetical performace factor of lowest performing Fund on final call date	Hypothetical payment at maturity per security	Hypothetical rate of return
-5.00%	$1,000.00	0.00%
-10.00%	$1,000.00	0.00%
-20.00%	$1,000.00	0.00%
-30.00%	$1,000.00	0.00%
-31.00%	$690.00	-31.00%
-40.00%	$600.00	-40.00%
-50.00%	$500.00	-50.00%
-60.00%	$400.00	-60.00%
-70.00%	$300.00	-70.00%
-100.00%	$0.00	-100.00%

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you will receive upon an automatic call or at maturity and the rate of return will depend on (i) whether the securities are automatically called; (ii) if the securities are automatically called, the actual call premium and the actual call date on which the securities are called; and (iii) if the securities are not automatically called, the actual ending price of the lowest performing Fund on the final call date. The performance of the better performing Fund is not relevant to your return on the securities.

PRS-17

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the Lowest Performing of the Financial Select Sector SPDR® Fund and the SPDR® S&P® Regional Banking ETF due June 3, 2025

If the fund closing price of the lowest performing Fund is less than its starting price on each of the call dates, the securities will not be automatically called, and you will receive a payment at maturity that will be equal to or less than the face amount per security, depending on the ending price of the lowest performing Fund on the final call date. Set forth below are examples of calculations of the payment upon automatic call and at maturity (rounded to two decimal places). The examples reflect the hypothetical call premiums applicable to each call date as described above, and the examples at maturity assume that the securities have not been automatically called on any of the call dates.

Example 1. The fund closing price of the lowest performing Fund on the first call date is greater than its starting price, the securities are automatically called on the first call date and the payment on the call settlement date is equal to the face amount plus the applicable call premium:

Fund	Fund closing price on the first call date	Fund closing price on the remaining call dates
XLF	125% of starting price	N/A
KRE	130% of starting price	N/A

Since the hypothetical fund closing price of the lowest performing Fund on the first call date is greater than its hypothetical starting price, the securities are automatically called on the first call date and you will receive the face amount of your securities plus a call premium of 13.50% of the face amount per security. Even though the lowest performing Fund appreciated by 25.00% from its starting price to its fund closing price on the first call date, in this example, your return is limited to the call premium of 13.50% that is applicable to the first call date.

On the related call settlement date, you would receive $1,135.00 per security.

Example 2. Securities are not called on the first call date and the fund closing price of the lowest performing Fund on the second call date is greater than its starting price, the securities are automatically called on the second call date and the payment on the call settlement date is equal to the face amount plus the applicable call premium:

Fund	Fund closing price on the first call date	Fund closing price on the second call date	Fund closing price on the remaining call dates
XLF	90% of starting price	150% of starting price	N/A
KRE	95% of starting price	160% of starting price	N/A

Since the hypothetical fund closing price of the lowest performing Fund on the second call date is greater than its hypothetical starting price, the securities are automatically called on the second call date and you will receive the face amount of your securities plus a call premium of 20.25% of the face amount per security. Even though the lowest performing Fund appreciated by 50.00% from its starting price to its fund closing price on the second call date, in this example, your return is limited to the call premium of 20.25% that is applicable to the second call date.

On the related call settlement date, you would receive $1,202.50 per security.

PRS-18

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the Lowest Performing of the Financial Select Sector SPDR® Fund and the SPDR® S&P® Regional Banking ETF due June 3, 2025

Example 3. The securities are automatically called on the final call date and the payment at maturity is equal to the face amount plus the applicable call premium:

Fund	Fund closing price on each call date prior to the final call date	Ending price
XLF	Various (all less than starting price)	170% of starting price
KRE	Various (all less than starting price)	180% of starting price

Since the hypothetical ending price of the lowest performing Fund on the final call date is greater than its hypothetical starting price, the securities are automatically called on the final call date and you will receive the face amount of your securities plus a call premium of 40.50% of the face amount per security. Even though the lowest performing Fund appreciated by 70.00% from its starting price to its ending price in this example, your return is limited to the call premium of 40.50% that is applicable to the final call date.

At maturity, you would receive $1,405.00 per security.

Example 4. Securities are not automatically called and the ending price of the lowest performing Fund on the final call date is greater than its threshold price and the payment at maturity is equal to the face amount:

Fund	Fund closing price on each call date prior to the final call date	Ending price
XLF	Various (all less than starting price)	90% of starting price
KRE	Various (all less than starting price)	95% of starting price

Since the hypothetical ending price of the lowest performing Fund on the final call date is greater than or equal to its threshold price, you would not lose any of the face amount of your securities.

At maturity, you would receive $1,000.00 per security.

Example 5. Securities are not automatically called and the ending price of the lowest performing Fund on the final call date is less than its threshold price and the payment at maturity is less than the face amount:

Fund	Fund closing price on each call date prior to the final call date	Ending price
XLF	Various (all less than starting price)	30% of starting price
KRE	Various (all less than starting price)	140% of starting price

Since the hypothetical ending price of the lowest performing Fund on the final call date is less than its threshold price, you would lose a portion of the face amount of your securities and receive a payment at maturity equal to:

= $1,000 × performance factor of the lowest performing Fund on the final call date

= $1,000 × 30%

= $300.00

At maturity, you would receive $300.00 per security, resulting in a loss of 70.00%.

These examples illustrate that you will not participate in any appreciation of either Fund, but will be fully exposed to a decrease in the lowest performing Fund from its starting price to its ending price if the ending price of the lowest performing Fund on the final call date is less than its threshold price, even if the ending price of the other Fund has appreciated or has not declined below its respective threshold price.

PRS-19

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the Lowest Performing of the Financial Select Sector SPDR® Fund and the SPDR® S&P® Regional Banking ETF due June 3, 2025

Additional Terms of the Securities

The securities are senior unsecured Medium-Term Notes issued by Credit Suisse. In the event the terms of the securities described in this pricing supplement differ from, or are inconsistent with, the terms described in the underlying supplement, product supplements, prospectus supplement or prospectus, the terms described in this pricing supplement will control.

Events of Default and Acceleration

See “Description of the Securities—Events of default and acceleration” in any accompanying product supplement.

Postponement of a Call Date

If a market disruption event occurs or is continuing with respect to a Fund on any call date, then such call date for such Fund will be postponed to the first succeeding trading day for such Fund on which a market disruption event for such Fund has not occurred and is not continuing; however, if such first succeeding trading day has not occurred as of the eighth trading day for such Fund after the originally scheduled call date, that eighth trading day shall be deemed to be the call date for such Fund. If a call date has been postponed eight trading days for a Fund after the originally scheduled call date and a market disruption event occurs or is continuing with respect to such Fund on such eighth trading day, the calculation agent will determine the fund closing price of such Fund on such eighth trading day based on its good faith estimate of the value of the shares (or other applicable securities) of the Fund as of the close of trading on such eighth trading day.

Notwithstanding the postponement of a call date for a Fund due to a market disruption event with respect to such Fund on such call date, the originally scheduled call date will remain the call date for either Fund not affected by a market disruption event on such day.

Calculation Agent

Credit Suisse International, one of our subsidiaries, will act as calculation agent for the securities. Pursuant to a calculation agent agreement, we may appoint a different calculation agent without your consent and without notifying you.

The calculation agent will determine whether the securities are automatically called prior to maturity and the amount of the payment you receive upon automatic call or at maturity. In addition, the calculation agent will, among other things:

•	determine whether a market disruption event has occurred;

•	determine the fund closing prices of the Funds under certain circumstances;

•	determine if adjustments are required to the fund closing price of a Fund under various circumstances;

•	if publication of the Index is discontinued, select a successor equity index (as defined below) or, if no successor equity index is available, determine the fund closing price of the Index; and

•	if the Fund undergoes a liquidation event, select a successor fund (as defined below) or, if no successor fund is available, determine the fund closing price of the Fund.

All determinations made by the calculation agent will be at the sole discretion of the calculation agent and, in the absence of manifest error, will be conclusive for all purposes and binding on us and you. The calculation agent will have no liability for its determinations

PRS-20

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the Lowest Performing of the Financial Select Sector SPDR® Fund and the SPDR® S&P® Regional Banking ETF due June 3, 2025

Additional Terms Relating to the Funds

Certain Definitions

A “trading day” means a day, as determined by the calculation agent, on which the relevant stock exchange and each related futures or options exchange with respect to a Fund or any successor thereto, if applicable, are scheduled to be open for trading for their respective regular trading sessions.

The “relevant stock exchange” for a Fund means the primary exchange or quotation system on which shares (or other applicable securities) of such Fund are traded, as determined by the calculation agent.

The “related futures or options exchange” for a Fund means each exchange or quotation system where trading has a material effect (as determined by the calculation agent) on the overall market for futures or options contracts (or other applicable securities) relating to such Fund.

Market Disruption Events

A “market disruption event” with respect to a Fund means any of the following events as determined by the calculation agent in its sole discretion:

(A)	The occurrence or existence of a material suspension of or limitation imposed on trading by the relevant stock exchange or otherwise relating to the shares (or other applicable securities) of such Fund or any successor fund on the relevant stock exchange at any time during the one-hour period that ends at the close of trading on such day, whether by reason of movements in price exceeding limits permitted by such relevant stock exchange or otherwise.

(B)	The occurrence or existence of a material suspension of or limitation imposed on trading by any related futures or options exchange or otherwise in futures or options contracts relating to the shares (or other applicable securities) of such Fund or any successor fund on any related futures or options exchange at any time during the one-hour period that ends at the close of trading on that day, whether by reason of movements in price exceeding limits permitted by the related futures or options exchange or otherwise.

(C)	The occurrence or existence of any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, shares (or other applicable securities) of such Fund or any successor fund on the relevant stock exchange at any time during the one-hour period that ends at the close of trading on that day.

(D)	The occurrence or existence of any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, futures or options contracts relating to shares (or other applicable securities) of such Fund or any successor fund on any related futures or options exchange at any time during the one-hour period that ends at the close of trading on that day.

(E)	The closure of the relevant stock exchange or any related futures or options exchange with respect to such Fund or any successor fund prior to its scheduled closing time unless the earlier closing time is announced by the relevant stock exchange or related futures or options exchange, as applicable, at least one hour prior to the earlier of (1) the actual closing time for the regular trading session on such relevant stock exchange or related futures or options exchange, as applicable, and (2) the submission deadline for orders to be entered into the relevant stock exchange or related futures or options exchange, as applicable, system for execution at the close of trading on that day.

(F)	The relevant stock exchange or any related futures or options exchange with respect to such Fund or any successor fund fails to open for trading during its regular trading session.

For purposes of determining whether a market disruption event has occurred with respect to a Fund:

(1)	“close of trading” means the scheduled closing time of the relevant stock exchange with respect to such Fund or any successor fund; and

(2)	the “scheduled closing time” of the relevant stock exchange or any related futures or options exchange on any trading day for such Fund or any successor fund means the scheduled weekday closing time of such relevant stock exchange or related futures or options exchange on such trading day, without regard to after hours or any other trading outside the regular trading session hours.

PRS-21

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the Lowest Performing of the Financial Select Sector SPDR® Fund and the SPDR® S&P® Regional Banking ETF due June 3, 2025

Anti-dilution Adjustments Relating to the Funds; Alternate Calculation

Anti-dilution Adjustments

The calculation agent will adjust the adjustment factor for a Fund as specified below if any of the events specified below occurs with respect to such Fund and the effective date or ex-dividend date, as applicable, for such event is after the pricing date and on or prior to the final calculation day.

The adjustments specified below do not cover all events that could affect a Fund, and there may be other events that could affect a Fund for which the calculation agent will not make any such adjustments, including, without limitation, an ordinary cash dividend. Nevertheless, the calculation agent may, in its sole discretion, make additional adjustments to any terms of the securities upon the occurrence of other events that affect or could potentially affect the market price of, or shareholder rights in, a Fund, with a view to offsetting, to the extent practical, any such change, and preserving the relative investment risks of the securities. In addition, the calculation agent may, in its sole discretion, make adjustments or a series of adjustments that differ from those described herein if the calculation agent determines that such adjustments do not properly reflect the economic consequences of the events specified in this pricing supplement or would not preserve the relative investment risks of the securities. All determinations made by the calculation agent in making any adjustments to the terms of the securities, including adjustments that are in addition to, or that differ from, those described in this pricing supplement, will be made in good faith and a commercially reasonable manner, with the aim of ensuring an equitable result. In determining whether to make any adjustment to the terms of the securities, the calculation agent may consider any adjustment made by the Options Clearing Corporation or any other equity derivatives clearing organization on options contracts on such Fund.

For any event described below, the calculation agent will not be required to adjust the adjustment factor for a Fund unless the adjustment would result in a change to the adjustment factor then in effect for such Fund of at least 0.10%. The adjustment factor resulting from any adjustment will be rounded up or down, as appropriate, to the nearest one-hundred thousandth.

(A)	Stock Splits and Reverse Stock Splits

If a stock split or reverse stock split has occurred, then once such split has become effective, the adjustment factor for such Fund will be adjusted to equal the product of the prior adjustment factor of such Fund and the number of securities which a holder of one share (or other applicable security) of such Fund before the effective date of such stock split or reverse stock split would have owned or been entitled to receive immediately following the applicable effective date.

(B)	Stock Dividends

If a dividend or distribution of shares (or other applicable securities) to which the securities are linked has been made by a Fund ratably to all holders of record of such shares (or other applicable security), then the adjustment factor for such Fund will be adjusted on the ex-dividend date to equal the prior adjustment factor of such Fund plus the product of the prior adjustment factor of such Fund and the number of shares (or other applicable security) of such Fund which a holder of one share (or other applicable security) of such Fund before the ex-dividend date would have owned or been entitled to receive immediately following that date; provided, however, that no adjustment will be made for a distribution for which the number of securities of such Fund paid or distributed is based on a fixed cash equivalent value.

(C)	Extraordinary Dividends

If an extraordinary dividend (as defined below) has occurred, then the adjustment factor for such Fund will be adjusted on the ex-dividend date to equal the product of the prior adjustment factor for such Fund and a fraction, the numerator of which is the closing price per share (or other applicable security) of such Fund on the trading day preceding the ex-dividend date, and the denominator of which is the amount by which the closing price per share (or other applicable security) of such Fund on the trading day preceding the ex-dividend date exceeds the extraordinary dividend amount (as defined below).

For purposes of determining whether an extraordinary dividend has occurred with respect to a Fund:

(1)	“extraordinary dividend” means any cash dividend or distribution (or portion thereof) that the calculation agent determines, in its sole discretion, is extraordinary or special; and

(2)	“extraordinary dividend amount” with respect to an extraordinary dividend for the securities of such Fund will equal the amount per share (or other applicable security) of such Fund of the applicable cash dividend or distribution that is attributable to the extraordinary dividend, as determined by the calculation agent in its sole discretion.

A distribution on the securities of such Fund described below under the section entitled “—Reorganization Events” below that also constitutes an extraordinary dividend will only cause an adjustment pursuant to that “—Reorganization Events” section.

(D)	Other Distributions

PRS-22

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the Lowest Performing of the Financial Select Sector SPDR® Fund and the SPDR® S&P® Regional Banking ETF due June 3, 2025

If a Fund declares or makes a distribution to all holders of the shares (or other applicable security) of such Fund of any non-cash assets, excluding dividends or distributions described under the section entitled “—Stock Dividends” above, then the calculation agent may, in its sole discretion, make such adjustment (if any) to the adjustment factor of such Fund as it deems appropriate in the circumstances. If the calculation agent determines to make an adjustment pursuant to this paragraph, it will do so with a view to offsetting, to the extent practical, any change in the economic position of a holder of the securities that results solely from the applicable event.

(E)	Reorganization Events

If a Fund, or any successor fund, is subject to a merger, combination, consolidation or statutory exchange of securities with another exchange traded fund, and such Fund is not the surviving entity (a “reorganization event”), then, on or after the date of such event, the calculation agent shall, in its sole discretion, make an adjustment to the adjustment factor of such Fund or the method of determining the payment at maturity, whether the securities are automatically called prior to stated maturity or any other terms of the securities as the calculation agent determines appropriate to account for the economic effect on the securities of such event, and determine the effective date of that adjustment. If the calculation agent determines that no adjustment that it could make will produce a commercially reasonable result, then the calculation agent may deem such event a liquidation event (as defined below).

Liquidation Events

If a Fund is de-listed, liquidated or otherwise terminated (a “liquidation event”), and a successor or substitute exchange traded fund exists that the calculation agent determines, in its sole discretion, to be comparable to such Fund, then, upon the calculation agent’s notification of that determination to the trustee and Credit Suisse, any subsequent fund closing price for such Fund will be determined by reference to the fund closing price of such successor or substitute exchange traded fund (such exchange traded fund being referred to herein as a “successor fund”), with such adjustments as the calculation agent determines are appropriate to account for the economic effect of such substitution on holders of the securities.

If a Fund undergoes a liquidation event prior to, and such liquidation event is continuing on, the date that any fund closing price of such Fund is to be determined and the calculation agent determines that no successor fund is available at such time, then the calculation agent will, in its discretion, calculate the fund closing price for such Fund on such date by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate such Fund, provided that if the calculation agent determines in its discretion that it is not practicable to replicate such Fund (including but not limited to the instance in which the relevant tracked index sponsor discontinues publication of the relevant tracked index), then the calculation agent will calculate the fund closing price for such Fund in accordance with the formula last used to calculate such fund closing price before such liquidation event, but using only those securities that were held by such Fund immediately prior to such liquidation event without any rebalancing or substitution of such securities following such liquidation event.

If a successor fund is selected or the calculation agent calculates the fund closing price as a substitute for such Fund, such successor fund or fund closing price will be used as a substitute for such Fund for all purposes, including for purposes of determining whether a market disruption event exists. Notwithstanding these alternative arrangements, a liquidation event with respect to such Fund may adversely affect the value of the securities.

If any event is both a reorganization event and a liquidation event, such event will be treated as a reorganization event for purposes of the securities unless the calculation agent makes the determination referenced in the last sentence of the section entitled “—Anti-dilution Adjustments—Reorganization Events” above.

Alternate Calculation

If at any time the method of calculating a Fund or a successor fund, or the relevant tracked index, is changed in a material respect, or if a Fund or a successor fund is in any other way modified so that such Fund does not, in the opinion of the calculation agent, fairly represent the price of the securities of such Fund or such successor fund had such changes or modifications not been made, then the calculation agent may, at the close of business in New York City on the date that any fund closing price is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a closing price of such Fund comparable to such Fund or such successor fund, as the case may be, as if such changes or modifications had not been made, and calculate the fund closing price for such Fund and the redemption amount and determine whether the securities are automatically called prior to stated maturity with reference to such adjusted closing price of such Fund or such successor fund, as applicable.

PRS-23

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the Lowest Performing of the Financial Select Sector SPDR® Fund and the SPDR® S&P® Regional Banking ETF due June 3, 2025

Financial Select Sector SPDR® Fund

The Financial Select Sector SPDR® Fund is managed by SSGA Funds Management, Inc. The Financial Select Sector SPDR® Fund seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in the Financial Select Sector Index.

Information provided to or filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-57791 and 811-08837 and can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website at www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. None of such publicly available information is incorporated by reference into this pricing supplement. The Financial Select Sector SPDR® Fund is listed on the NYSE Arca, Inc. under the ticker symbol “XLF.”

This pricing supplement relates only to the securities offered hereby and does not relate to the Financial Select Sector SPDR® Fund. We have derived all information contained herein regarding the Financial Select Sector SPDR® Fund from publicly available information. Such information reflects the policies of, and is subject to change by, SSGA Funds Management, Inc., which maintains and manages the Financial Select Sector SPDR® Fund and acts as an investment advisor to the Financial Select Sector SPDR® Fund. We have not conducted any independent review or due diligence of any publicly available information with respect to the Financial Select Sector SPDR® Fund. The Financial Select Sector SPDR® Fund is an exchange-traded fund that seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in the Financial Select Sector Index. The Select Sector SPDR® Trust is a registered investment company that consists of eleven separate investment portfolios, including the Financial Select Sector SPDR® Fund.

We and/or our affiliates may presently or from time to time engage in business with the Financial Select Sector SPDR® Fund. In the course of such business, we and/or our affiliates may acquire non-public information with respect to the Financial Select Sector SPDR® Fund, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the Financial Select Sector SPDR® Fund. The statements in the preceding two sentences are not intended to affect the rights of investors in the securities under the securities laws.

For additional information on the Financial Select Sector Index, please see “The Reference Indices—The S&P Dow Jones Indices—The S&P Select Sector Indices—The Financial Select Sector Index” in the accompanying underlying supplement.

PRS-24

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the Lowest Performing of the Financial Select Sector SPDR® Fund and the SPDR® S&P® Regional Banking ETF due June 3, 2025

Financial Select Sector SPDR® Fund

Historical Information

We obtained the fund closing prices of the Financial Select Sector SPDR® Fund listed below from Bloomberg Financial Markets, without independent verification.

The following graph sets forth daily fund closing prices of the Financial Select Sector SPDR® Fund for the period from January 3, 2017 to May 31, 2022. The fund closing price on May 31, 2022 was $35.47. The historical performance of the Financial Select Sector SPDR® Fund should not be taken as an indication of the future performance of the Financial Select Sector SPDR® Fund during the term of the securities.

PRS-25

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the Lowest Performing of the Financial Select Sector SPDR® Fund and the SPDR® S&P® Regional Banking ETF due June 3, 2025

The SPDR® S&P® Regional Banking ETF

The SPDR® S&P® Regional Banking ETF is managed by SSGA Funds Management, Inc. The SPDR® S&P® Regional Banking ETF seeks to provide investment results that, before fees and expenses, correspond generally to the total return performance of the S&P® Regional Banks Select Industry Index.

Information provided to or filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-57793 and 811-08839 and can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website at www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. None of such publicly available information is incorporated by reference into this pricing supplement. The SPDR® S&P® Regional Banking ETF is listed on the NYSE Arca, Inc. under the ticker symbol “KRE.”

This pricing supplement relates only to the securities offered hereby and does not relate to the SPDR® S&P® Regional Banking ETF. We have derived all disclosures contained in this pricing supplement regarding the SPDR® S&P® Regional Banking ETF from the publicly available documents described in the preceding paragraph. In connection with the offering of the securities, neither we nor any agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the SPDR® S&P® Regional Banking ETF. Neither we nor any agent has independently verified the accuracy or completeness of any information with respect to the SPDR® S&P® Regional Banking ETF in connection with the offer and sale of securities. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the SPDR® S&P® Regional Banking ETF (and therefore the price of the SPDR® S&P® Regional Banking ETF at the time we price the securities) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the SPDR® S&P® Regional Banking ETF could affect the payment at maturity, if any, with respect to the securities and therefore the trading prices of the securities.

We and/or our affiliates may presently or from time to time engage in business with the SPDR® S&P® Regional Banking ETF. In the course of such business, we and/or our affiliates may acquire non-public information with respect to the SPDR® S&P® Regional Banking ETF, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the SPDR® S&P® Regional Banking ETF. The statements in the preceding two sentences are not intended to affect the rights of investors in the securities under the securities laws.

The S&P® Regional Banks Select Industry Index

All information contained in this pricing supplement regarding the S&P® Regional Banks Select Industry Index (the “Regional Banks Index”), including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC (“S&P Dow Jones”). S&P Dow Jones has no obligation to continue to publish, and may discontinue the publication of, the Regional Banks Index.

The Regional Banks Index is a capped modified equal-weighted index (subject to concentration and liquidity requirements) that is designed to measure the performance of the regional banks Global Industry Classification Standard (“GICS®”) sub-industry of the S&P® Total Market Index (the “S&P TM Index”). Membership is based on a company’s GICS® classification, as well as liquidity and market capitalization requirements. The Regional Banks Index is reported by Bloomberg L.P. under the ticker symbol “SPSIRBK.”

The Regional Banks Index is one of the S&P Select Industry Indices (collectively, the “Select Industry Indices” and each, a “Select Industry Index”), each designed to measure the performance of a sub-industry or group of sub-industries based on GICS®. All members of the Select Industry Indices are selected from the S&P TM Index. For additional information on the methodology of the S&P Select Industry Indices, please see “The Reference Indices—The S&P Dow Jones Indices—The S&P Select Industry Indices” in the accompanying underlying supplement.

PRS-26

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the Lowest Performing of the Financial Select Sector SPDR® Fund and the SPDR® S&P® Regional Banking ETF due June 3, 2025

The SPDR® S&P® Regional Banking ETF

Historical Information

We obtained the fund closing prices of the SPDR® S&P® Regional Banking ETF listed below from Bloomberg Financial Markets, without independent verification.

The following graph sets forth daily fund closing prices of the SPDR® S&P® Regional Banking ETF for the period from January 3, 2017 to May 31, 2022. The fund closing price on May 31, 2022 was $64.27. The historical performance of the SPDR® S&P® Regional Banking ETF should not be taken as an indication of the future performance of the SPDR® S&P® Regional Banking ETF during the term of the securities.

PRS-27

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the Lowest Performing of the Financial Select Sector SPDR® Fund and the SPDR® S&P® Regional Banking ETF due June 3, 2025

United States Federal Tax Considerations

This discussion supplements and, to the extent inconsistent therewith, supersedes the discussion in the accompanying product supplement under “United States Federal Tax Considerations.”

There are no statutory, judicial or administrative authorities that address the U.S. federal income tax treatment of the securities or instruments that are similar to the securities. In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a security should be treated as a prepaid financial contract that is an “open transaction” for U.S. federal income tax purposes. However, there is uncertainty regarding this treatment.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or other disposition.

•	Upon a sale or other disposition (including retirement) of a security, you should recognize gain or loss equal to the difference between the amount realized and your tax basis in the security. Subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), such gain or loss should be long-term capital gain or loss if you held the security for more than one year.

Even if the treatment of the securities as described herein is respected, there is a risk that your purchase of a security will be treated as entry into a “constructive ownership transaction,” within the meaning of Section 1260 of the Code. In that case, all or a portion of any long-term capital gain you would otherwise recognize in respect of your securities would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain.” Any long-term capital gain recharacterized as ordinary income under Section 1260 would be treated as accruing at a constant rate over the period you held your securities, and you would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. Due to the lack of governing authority under Section 1260, our counsel is not able to opine as to whether or how Section 1260 applies to the securities. You should read the section entitled “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Securities Treated as Prepaid Financial Contracts that are Open Transactions—Possible Application of Section 1260 of the Code” in the accompanying product supplement for additional information and consult your tax advisor regarding the potential application of the “constructive ownership” rule.

We do not plan to request a ruling from the IRS regarding the treatment of the securities, and the IRS or a court might not agree with the treatment described herein. In particular, the IRS could treat the securities as contingent payment debt instruments, in which case the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized, could be materially and adversely affected. Moreover, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax advisor regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions in the next paragraph and in “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” and “United States Federal Tax Considerations—FATCA” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Code generally imposes a 30% withholding tax on “dividend equivalents” paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Treasury regulations under Section 871(m), as modified by an IRS notice, exclude from their scope financial instruments issued prior to January 1, 2023 that do not have a “delta” of one with respect to any U.S. equity. Based on the terms of the securities and representations provided by us, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. equity and, therefore, should not be subject to withholding tax under Section 871(m).

PRS-28

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the Lowest Performing of the Financial Select Sector SPDR® Fund and the SPDR® S&P® Regional Banking ETF due June 3, 2025

United States Federal Tax Considerations

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this determination. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax advisor regarding the potential application of Section 871(m) to the securities.

If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax advisor regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

PRS-29

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the Lowest Performing of the Financial Select Sector SPDR® Fund and the SPDR® S&P® Regional Banking ETF due June 3, 2025

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as United States counsel to Credit Suisse, when the securities offered by this pricing supplement have been executed and issued by Credit Suisse and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities will be valid and binding obligations of Credit Suisse, enforceable against Credit Suisse in accordance with their terms, subject to (i) applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, (ii) concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and (iii) possible judicial or regulatory actions or application giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities. Insofar as this opinion involves matters governed by Swiss law, Davis Polk & Wardwell LLP has relied, without independent inquiry or investigation, on the opinion of Homburger AG, dated March 8, 2022 and filed by Credit Suisse as an exhibit to a Current Report on Form 6-K on March 8, 2022. The opinion of Davis Polk & Wardwell LLP is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in the opinion of Homburger AG. In addition, the opinion of Davis Polk & Wardwell LLP is subject to customary assumptions about the establishment of the terms of the securities, the trustee’s authorization, execution and delivery of the indenture and its authentication of the securities, and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated March 8, 2022, which was filed by Credit Suisse as an exhibit to a Current Report on Form 6-K on March 8, 2022. Davis Polk & Wardwell LLP expresses no opinion as to waivers of objections to venue, the subject matter or personal jurisdiction of a United States federal court or the effectiveness of service of process other than in accordance with applicable law. In addition, such counsel notes that the enforceability in the United States of Section 10.08(c) of the indenture is subject to the limitations set forth in the United States Foreign Sovereign Immunities Act of 1976.

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